Exhibit 12.0

Law Offices Silver, Freedman, Taff & Tiernan LLP A Limited Liability Partnership Including Professional Corporations
3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

July 18, 2018

Board of Directors
Century Next Financial Corporation
505 North Vienna Street
Ruston, Louisiana 71270

Ladies and Gentlemen:

We have acted as special counsel to Century Next Financial Corporation, a Louisiana corporation (the "Company"), in connection with the preparation of an Offering Statement on Form 1-A of the Company (the "Offering Statement") filed with the Securities and Exchange Commission (the "Commission") relating to the qualification under the Regulation A exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 425,339 shares of the Company's common stock, par value $0.01 per share (the Common Stock"), issuable pursuant to the Agreement and Plan of Merger, dated as of May 16, 2018 (the "Merger Agreement"), by and between the Company and Ashley Bancstock Company, an Arkansas corporation ("ABC"), providing for the merger of ABC with and into the Company (the "Merger").

In connection with the rendering of the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Offering Statement; (ii) the articles of incorporation and bylaws of the Company as currently in effect; (iii) the Merger Agreement; (iv) resolutions adopted by the Company's Board of Directors; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company and ABC set forth in the Merger Agreement.  We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Century Next Financial Corporation
July 18, 2018

                Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by the Company of any shares of Common Stock pursuant to the Merger Agreement: (i) the Offering Statement will have been qualified under the Securities Act; (ii) the shareholders of both the Company and ABC shall have approved the Merger Agreement and the shareholders of the Company shall have approved the issuance of the shares of Common Stock in the Merger, in each case by the requisite vote; (iii) all required regulatory approvals shall have been obtained and all required statutory waiting periods shall have expired; and (iv) articles of merger shall have been filed and accepted by each of the Secretary of State of the State of Louisiana and the Secretary of State of the State of Arkansas.

Our opinion is limited to applicable provisions of the Louisiana Business Corporation Act.  We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued in the Merger will be, upon issuance by the Company in accordance with the Merger Agreement, legally issued, fully paid and non‑assessable.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to this firm under the caption "Legal Matters" in the joint proxy statement/offering circular forming a part of the Offering Statement.  In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Offering Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/Silver, Freedman, Taff & Tiernan LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP